SEC  2069
(11-01)  Previous  versions obsolete
POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION  AND  NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
                                                                        -----
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.
          --       -----


                               Commission File Number_  0-20030
                                                      -------------

          AMERICAN INCOME FUND I-D, A MASSACHUSETTS LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

            1050 Waltham Street, Lexington, MA 02421   (781) 676-0009
            ---------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             829,521.30 Units Representing Limited Partnership Interest
             -------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
                                    -----    -----

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
X Rule  12g-4(a)(1)(i)           Rule  12h-3(b)(1)(i)
  Rule  12g-4(a)(1)(ii)          Rule  12h-3(b)(1)(ii)
  Rule  12g-4(a)(2)(i)           Rule  12h-3(b)(2)(i)
  Rule  12g-4(a)(2)(ii)          Rule  12h-3(b)(2)(ii)
                                 Rule  15d-6

Approximate  number of holders of record as of the certification or notice date:
0

Pursuant to the requirements of the Securities Exchange Act of 1934 AMERICAN INCOME FUND I-D, A MASSACHUSETTS LIMITED PARTNERSHIP has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 24,  2002
       --------------------

By:/s/  Wayne  Engle
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